Exhibit 12

                            THE ALLSTATE CORPORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

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
                                            For the three months                           For the year ended
                                                  March 31,                                     December 31,
                                           ----------------------    ----------------------------------------------------------
(in millions)                                2005         2004         2004        2003        2002        2001          2000
                                           --------     --------     --------    --------   ---------    --------      --------

1.  Income from operations before
    income taxes, dividends on
    redeemable preferred securities,
    and cumulative effect of
    change in accounting principle,
    after-tax                              $ 1,538      $ 1,584      $ 4,586     $ 3,571     $ 1,540      $ 1,285      $ 3,047
                                           --------     --------     --------    --------    --------     --------     --------
    Fixed Charges:

2.  Interest on indebtedness               $    84      $    74      $   308     $   275     $   278      $   248      $   229

3.  Interest factor of annual rental
    expense                                      9           11           41          43          43           57           50
                                           --------     --------     --------    --------    --------     --------     --------
4.  Total fixed charges (2+3)              $    93      $    85      $   349     $   318     $   321          305          279
                                           --------     --------     --------    --------    --------     --------     --------
5.  Dividends on redeemable preferred
    securities of subsidiary trusts              -            -            -           8          15           69           63

6.  Total fixed charges and dividends
    on redeemable preferred securities
    (4+5)                                  $    93      $    85      $   349     $   326     $   336      $   374      $   342
                                           --------     --------     --------    --------    --------     --------     --------
7.  Income from continuing operations
    before income taxes and fixed
    charges (1+4)                          $ 1,631      $ 1,669      $ 4,935     $ 3,889     $ 1,861      $ 1,590      $ 3,326
                                           ========     ========     ========    ========    ========     ========     ========
8.  Ratio of earnings to fixed charges,
    excluding interest credited to
    contractholder funds (A) (B) (7/6)        17.5   X     19.6  X      14.1  X     11.9  X      5.5  X       4.3  X       9.7
                                           ========     ========     ========    ========    ========     ========     ========

9.  Interest credited to contractholder
    funds                                  $   591      $   470      $ 2,001     $ 1,846     $ 1,764      $ 1,733      $ 1,503

10. Total fixed charges including
    dividends on redeemable preferred
    securities and interest credited
    to contractholder funds (6+9)          $   684      $   555      $ 2,350     $ 2,172     $ 2,100      $ 2,107      $ 1,845
                                           --------     --------     --------    --------    --------     --------     --------
11. Income from continuing operations
    before income taxes and fixed
    charges including interest
    credited to contractholder funds
    (1+4+9)                                 $ 2,222      $ 2,139     $ 6,936     $ 5,735     $ 3,625      $ 3,323      $ 4,829
                                           =========     ========    ========    ========    ========     ========     ========

12. Ratio of earnings to fixed
    charges (11/10)                             3.2   X      3.9  X      3.0  X      2.6  X      1.7  X       1.6  X        2.6
                                           =========     ========    ========     =======    ========     ========     =========




(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstanding and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of
    Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.

(B) In this presentation, interest credited to contractholder funds is excluded to promote transparency and allows users of this exhibit to quantify the impact of interest credited to contractholder funds on the ratio of earnings to fixed charges.
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